Exhibit 99.1

Press Release
EMCORE Corporation Announces Preliminary Unaudited Revenue Estimate for Fourth Fiscal Quarter Ended September 30, 2006

SOMERSET, New Jersey, November 6, 2006 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and solar power markets, today announced that revenue from continuing operations for the fourth quarter of fiscal 2006 is currently expected to be approximately $35 million, below expectations of $40 million from continuing operations. Continuing operations relate to the Company’s Fiber Optic and Photovoltaic divisions. The Electronic Materials and Device division was sold during the fourth fiscal quarter.

The shortfall is primarily associated with the Photovoltaics division, which did not receive export licenses covering three international satellite programs in time to ship product during the fourth quarter. The Company has since received license approvals on all three of the programs and will be shipping against those orders during the first quarter of fiscal 2007. A fourth export license is expected later in the first quarter of fiscal 2007. The Company is currently required to obtain approvals from the Department of State in order to export certain satellite photovoltaic products. The Company has shipped these specific products in the past and has requested a Commodity Jurisdiction classification that would simplify the export of these products.

Fourth quarter revenues from the Company’s fiber optic division are expected to be approximately $28.0 million, an increase of approximately 7.7%, or $2.0 million from the $26.0 million recorded in the third fiscal quarter ended June 30, 2006. The revenue increase was the result of an increase in demand for the Company’s 10G product line. The Company experienced flat revenues in its video transport line for CATV and FTTX products.

The Company expects the revenue shortfall to impact gross margins in the fourth fiscal quarter. General and administrative expenses are also expected to increase due to the expenses associated with the Company’s voluntary review of past stock option grants.

“While we were certainly disappointed that the export licenses were not issued in the fourth quarter as expected, now that the license applications have been approved, the product will ship in our first quarter. As a result, our Photovoltaics division should report record revenue gains in the first fiscal quarter of 2007,” stated Reuben F. Richards, Jr., President and Chief Executive Officer. “First quarter revenues in our fiber optics segment are estimated to increase 3% over the fourth quarter,” Mr. Richards added.

Voluntary Review of Historical Stock Option Practices

The Company also announced, in an 8-K filed today, that it has engaged in a voluntary review of its historical stock option grant procedures. The review was initiated by senior management and is being conducted by a Special Committee of the Board of Directors, comprised solely of independent directors, with the assistance of independent counsel and accounting experts. The review is ongoing and is not complete.

Based on the ongoing review, senior management, in consultation with the Audit Committee of the Board of Directors, has concluded that it is likely that measurement dates for certain stock option grants differed from the recorded grant dates for such awards. At this time, and based on the preliminary analysis available, the Company expects to record non-cash charges for stock based compensation expense of approximately $24 million. The Company continues to analyze the impact of this issue, but believes it will result in non-cash charges that will principally affect fiscal years 2000-2003. The Company has also not yet determined the financial impact of any tax consequences related to these stock option grants, what remedial actions may be taken, nor the financial impact of any remedial actions taken.

Accordingly, on November 6, 2006, senior management and the Audit Committee determined that the Company’s financial statements included in its annual and interim reports and any related reports of its independent registered public accounting firm, earnings press releases and similar communications previously issued by the Company for the periods beginning with fiscal year 2000 should no longer be relied upon.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and solar power markets. EMCORE’s Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE’s Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

The information provided in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks and uncertainties that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by the forward-looking statements contained herein. These include, but are not limited to the fact that financial results for the quarter are estimates that have not been finally reviewed and therefore remain subject to additional adjustments; and other factors described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Moreover, this press release contains forward-looking statements regarding the Company’s voluntary review of its historical stock option granting practices. These forward-looking statements are based on the Company’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including risks and uncertainties relating to developments in regulatory and legal guidance regarding stock option grants and accounting for such grants. For example, information may be learned and analysis may be undertaken concerning the Company’s historic stock option grants and accounting that may materially impact the Company’s financial statements or results. The Company’s review of its historical stock options grants is not complete. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:
EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

KEKST AND COMPANY
Fred Spar
(212) 521-4813
OR
Joseph Kuo
(212) 521-4863